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                [Illinois Superconductor Corporation Letterhead]


FOR IMMEDIATE RELEASE                         CONTACT:    Monique Showalter
                                              PHONE:      (847) 391-9426
                                              INTERNET:   showalter@ilsc.com


                   ILLINOIS SUPERCONDUCTOR ANNOUNCES NEW CEO,
                             PRESIDENT AND CHAIRMAN


         MOUNT PROSPECT, Ill., Nov. 24,1999 -- Illinois Superconductor Corporation (OTC Bulletin Board: ISCO), a leading supplier of high-performance RF filter technology for the wireless telecommunications industry, today announced the appointment of George Calhoun to the position of Chief Executive Officer, Dennis M. Craig to the position of President, and Mark D. Brodsky to the position of Chairman of the Board. These appointments fill the vacancy created by the departure of Ted Laves, who has resigned to pursue another opportunity.

         Dr. Calhoun, 46, brings to ISC more than 20 years in high-tech wireless systems development. He is recognized as a leading wireless technologist and was the co-founder of two public wireless technology companies. He has served as chairman of a large Israeli-based engineering subsidiary; head of product development for mobile/portable data-centric applications for a mobile service provider; architect of international technical joint ventures in Korea, Germany and Japan; and director of a UK-based mobile SMRS operator. He is the author of two best-selling technical books on digital wireless technology and the forthcoming "3rd Generation Wireless Systems: Vol. I - Post-Shannon Architectures." Dr. Calhoun is currently a founding partner of Da Vinci Solutions LLC, a consulting firm specializing in wireless telecommunications. He became a director of Illinois Superconductor earlier this month. Dr. Calhoun holds a Ph.D. in Operations Research/Systems Science from the Wharton School at the University of Pennsylvania as well as a B.A. from the same university.


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ILLINOIS SUPERCONDUCTOR ANNOUNCES NEW CEO, PRESIDENT AND CHAIRMAN
November 24, 1999
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         Mr. Craig, 40, has been with Illinois Superconductor for three years, most recently as Vice President, Engineering and Manufacturing. He previously worked for eight years at Motorola, Inc., where he most recently served as a manufacturing operations manager. During his career at Motorola, Mr. Craig's responsibilities included production management, new product implementation, cost reduction and capacity analysis and planning. Prior to Motorola, Mr. Craig served as an engineer at Northrop Corporation in its defense systems division. Mr. Craig holds an M.B.A. from the Lake Forest School of Management and a B.S. degree in mechanical engineering from the University of Illinois.

         Mr. Brodsky, 46, is a portfolio manager with Elliott Associates, L.P., a private investment firm that has participated in repeated rounds of financing for the Company, including one earlier this month. Elliott Associates and its affiliates have $1.3 billion of capital. Mr. Brodsky has extensive experience with strategic and financing transactions, both as an investor and previously as a practicing attorney. He has been a director of ISC since earlier this month. He holds a law degree from Harvard University and M.A. and B.A. degrees from the University of Pennsylvania.

         Mark Brodsky, Chairman of the Board, commented, "We appreciate Ted Laves's efforts over the last four years. In particular, Ted has greatly contributed toward the potential adoption of ISC's filters in Japan's revolutionary Third Generation (3G) Cellular telecommunications system. In light of Ted's departure, we are fortunate to be able to turn to George Calhoun and Dennis Craig for leadership. George is a respected and entrepreneurial technologist with extensive, international experience in the wireless industry. Dennis has already played a major role in the commercialization of ISC's products and has steadily assumed greater responsibilities at the Company. George, Dennis and the new board are very focused on the effort to drive Illinois Superconductor to success."

         Illinois Superconductor Corporation is a leader in the commercialization of high performance filter technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to



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ILLINOIS SUPERCONDUCTOR ANNOUNCES NEW CEO, PRESIDENT AND CHAIRMAN
November 24, 1999
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enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless telecommunications services. With more than 30 different configurations, ISC is well equipped to satisfy the demanding and ever changing technological requirements of both rural and urban applications of carriers nationwide, as well as emerging technologies internationally, including 3G and GSM. The benefits of the ISC products which have been clearly documented by a number of analog and digital customers include: increased coverage (as much as 75%), increased capacity (as much as 70% in CDMA applications), increased revenues per cell site (as much as 100% based on minutes per use), easier location of new cell sites due to tolerance of interference, improved voice quality, and reduced dropped calls (up to 40%). More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

                   Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies which could cause the Company's actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to competition of rival manufacturers of filters for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions are included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and those disclosed





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ILLINOIS SUPERCONDUCTOR ANNOUNCES NEW CEO, PRESIDENT AND CHAIRMAN
November 24, 1999
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under the heading "Risk Factors" in the Company's Registration Statement on Form
S-2, as amended, filed on July 9, 1999. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.





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